Exhibit 99.1

FOR IMMEDIATE RELEASE                Contact:
Mike Van Handel
+1.414.906.6305
michael.vanhandel@manpowergroup.com

ManpowerGroup Reports 3rd Quarter 2016 Results

MILWAUKEE, October 21, 2016 -- ManpowerGroup (NYSE: MAN) today reported that net earnings per diluted share for the three months ended September 30, 2016 were $1.87 compared to $1.61 in the prior year period. Net earnings in the quarter were $129.2 million compared to $123.9 million a year earlier. Revenues for the third quarter were $5.1 billion, an increase of 2% from the year earlier period.
Financial results in the quarter were impacted by the stronger U.S. dollar relative to several foreign currencies compared to the prior year period. On a constant currency basis, revenues increased 4% and net earnings per diluted share increased 18%. Earnings per share in the quarter were negatively impacted 3 cents by changes in foreign currencies compared to the prior year.
Jonas Prising, ManpowerGroup Chairman & CEO, said, “We executed well in the third quarter despite continued soft and uneven market conditions globally. This slow growth environment results in our services and solutions becoming increasingly more attractive to companies that need operational and strategic flexibility. We have seen this translate into continued strong growth in our permanent recruitment and market leading workforce solutions offerings. As we look to the fourth quarter we are well placed to seize further opportunities across all our brands.
“We are anticipating the fourth quarter of 2016 diluted net earnings per share to be in the range of $1.65 to $1.73, which includes an estimated unfavorable currency impact of 2 cents,” Prising stated.
Earnings per diluted share for the nine months ended September 30, 2016 were $4.42 compared to $3.75 per diluted share in 2015. Net earnings were $316.3 million compared to $295.3 million in the prior year. Revenues for the nine-month period were $14.7 billion, an increase of 2% from the prior year in reported U.S. dollars or an increase of 4% in constant currency. Foreign currency exchange rates had an unfavorable impact of 8 cents per share for the nine-month period in 2016. On a constant currency basis, net earnings per diluted share were up 20% for the nine month period.
In conjunction with its third quarter earnings release, ManpowerGroup will broadcast its conference call live over the Internet on October 21, 2016 at 7:30 a.m. CDT (8:30 a.m. EDT). Interested parties are invited to listen to the webcast and view the presentation by logging on to http://www.investor.manpower.com.
Supplemental financial information referenced in the conference call can be found at http://www.investor.manpower.com.

About ManpowerGroup

ManpowerGroup® (NYSE: MAN) is the world’s workforce expert, creating innovative workforce solutions for nearly 70 years. As workforce experts, we connect more than 600,000 people to meaningful work across a wide range of skills and industries every day. Through our ManpowerGroup family of brands - Manpower®, Experis®, Right Management® and ManpowerGroup® Solutions - we help more than 400,000 clients in 80 countries and territories address their critical talent needs, providing comprehensive solutions to resource, manage and develop talent. In 2016, ManpowerGroup was named one of the World’s Most Ethical Companies for the sixth consecutive year and one of Fortune’s Most Admired Companies, confirming our position as the most trusted and admired brand in the industry. See how ManpowerGroup makes powering the world of work humanly possible: www.manpowergroup.com.

Forward-Looking Statements
This news release contains statements, including earnings projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statements can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Risk Factors’ in its Annual Report on Form 10-K for the year ended December 31, 2015, which information is incorporated herein by reference.

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ManpowerGroup
Results of Operations
(In millions, except per share data)

	Three Months Ended September 30
			% Variance
			Amount	Constant
	2016	2015	Reported	Currency
	(Unaudited)
Revenues from services (a)	$5,088.2	$4,972.5	2.3%	3.8%
Cost of services	4,229.9	4,120.4	2.7%	4.1%
Gross profit	858.3	852.1	0.7%	1.9%
Selling and administrative expenses	647.2	645.8	0.2%	1.3%
Operating profit	211.1	206.3	2.3%	3.7%
Interest and other expenses	11.4	9.4	21.4%
Earnings before income taxes	199.7	196.9	1.4%	2.9%
Provision for income taxes	70.5	73.0	-3.5%
Net earnings	$129.2	$123.9	4.3%	6.0%
Net earnings per share - basic	$1.89	$1.63	16.0%
Net earnings per share - diluted	$1.87	$1.61	16.1%	18.0%
Weighted average shares - basic	68.4	76.1	-10.1%
Weighted average shares - diluted	69.0	77.0	-10.3%

(a) Revenues from services include fees received from our franchise offices of $6.3 million and $6.6 million for the three months ended September 30, 2016 and 2015, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $273.1 million and $286.4 million for the three months ended September 30, 2016 and 2015, respectively.

ManpowerGroup
Operating Unit Results
(In millions)

	Three Months Ended September 30
			% Variance
			Amount	Constant
	2016	2015	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$723.7	$769.6	-6.0%	-6.0%
Other Americas	383.7	367.0	4.5%	15.7%
	1,107.4	1,136.6	-2.6%	1.0%
Southern Europe:
France	1,277.8	1,242.5	2.8%	2.5%
Italy	299.0	324.4	-7.8%	-8.1%
Other Southern Europe	389.5	364.4	6.9%	6.6%
	1,966.3	1,931.3	1.8%	1.5%
Northern Europe	1,300.1	1,267.5	2.6%	8.8%
APME	650.9	570.2	14.1%	6.5%
Right Management	63.5	66.9	-5.0%	-3.7%
	$5,088.2	$4,972.5	2.3%	3.8%
Operating Unit Profit:
Americas:
United States	$41.0	$45.5	-9.9%	-9.9%
Other Americas	14.0	13.2	5.5%	17.1%
	55.0	58.7	-6.5%	-3.8%
Southern Europe:
France	68.9	74.9	-8.1%	-8.3%
Italy	18.4	17.5	5.1%	4.8%
Other Southern Europe	13.7	13.1	4.9%	4.6%
	101.0	105.5	-4.3%	-4.5%
Northern Europe	53.9	44.5	21.1%	28.4%
APME	25.3	23.9	6.5%	0.3%
Right Management	8.8	10.7	-17.8%	-18.3%
	244.0	243.3
Corporate expenses	(23.9)	(28.9)
Intangible asset amortization expense	(9.0)	(8.1)
Operating profit	211.1	206.3	2.3%	3.7%
Interest and other expenses (b)	(11.4)	(9.4)
Earnings before income taxes	$199.7	$196.9

(a) In the United States, revenues from services include fees received from our franchise offices of $4.1 million and $4.2 million for the three months ended September 30, 2016 and 2015, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $179.8 million and $186.3 million for the three months ended September 30, 2016 and 2015, respectively.

(b) The components of interest and other expenses were:
	2016	2015
Interest expense	$9.2	$9.2
Interest income	(1.0)	(0.7)
Foreign exchange gain	—	(0.2)
Miscellaneous expenses, net	3.2	1.1
	$11.4	$9.4

ManpowerGroup
Results of Operations
(In millions, except per share data)

	Nine Months Ended September 30
			% Variance
			Amount	Constant
	2016	2015	Reported	Currency
	(Unaudited)
Revenues from services (a)	$14,698.0	$14,376.0	2.2%	4.5%
Cost of services	12,205.2	11,931.3	2.3%	4.6%
Gross profit	2,492.8	2,444.7	2.0%	3.8%
Selling and administrative expenses	1,954.0	1,936.9	0.9%	2.7%
Operating profit	538.8	507.8	6.1%	7.9%
Interest and other expenses	34.4	27.2	26.3%
Earnings before income taxes	504.4	480.6	4.9%	6.7%
Provision for income taxes	188.1	185.3	1.5%
Net earnings	$316.3	$295.3	7.1%	9.1%
Net earnings per share - basic	$4.46	$3.80	17.4%
Net earnings per share - diluted	$4.42	$3.75	17.9%	20.0%
Weighted average shares - basic	70.9	77.7	-8.7%
Weighted average shares - diluted	71.6	78.7	-9.0%

(a) Revenues from services include fees received from our franchise offices of $17.2 million and $18.1 million for the nine months ended September 30, 2016 and 2015, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $762.1 million and $812.6 million for the nine months ended September 30, 2016 and 2015, respectively.

ManpowerGroup
Operating Unit Results
(In millions)

	Nine Months Ended September 30
			% Variance
			Amount	Constant
	2016	2015	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$2,152.1	$2,257.3	-4.7%	-4.7%
Other Americas	1,082.2	1,094.4	-1.1%	16.2%
	3,234.3	3,351.7	-3.5%	2.1%
Southern Europe:
France	3,608.8	3,485.9	3.5%	3.3%
Italy	861.9	913.8	-5.7%	-5.8%
Other Southern Europe	1,114.7	1,044.3	6.8%	6.6%
	5,585.4	5,444.0	2.6%	2.4%
Northern Europe	3,836.3	3,717.0	3.2%	7.6%
APME	1,841.7	1,659.9	10.9%	9.3%
Right Management	200.3	203.4	-1.5%	0.4%
	$14,698.0	$14,376.0	2.2%	4.5%
Operating Unit Profit:
Americas:
United States	$103.8	$104.6	-0.8%	-0.8%
Other Americas	39.4	40.5	-2.7%	13.9%
	143.2	145.1	-1.4%	3.3%
Southern Europe:
France	183.6	192.1	-4.4%	-5.0%
Italy	57.3	51.3	11.7%	11.2%
Other Southern Europe	34.1	29.1	17.1%	16.6%
	275.0	272.5	0.9%	0.4%
Northern Europe	124.2	108.6	14.3%	18.8%
APME	66.8	61.2	9.5%	7.7%
Right Management	32.8	28.0	16.9%	18.1%
	642.0	615.4
Corporate expenses	(76.2)	(84.5)
Intangible asset amortization expense	(27.0)	(23.1)
Operating profit	538.8	507.8	6.1%	7.9%
Interest and other expenses (b)	(34.4)	(27.2)
Earnings before income taxes	$504.4	$480.6

(a) In the United States, revenues from services include fees received from our franchise offices of $11.1 million and $11.5 million for the nine months ended September 30, 2016 and 2015, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $511.5 million and $539.6 million for the nine months ended September 30, 2016 and 2015, respectively.

(b) The components of interest and other expenses were:
	2016	2015
Interest expense	$27.9	$25.4
Interest income	(2.5)	(1.9)
Foreign exchange losses	1.6	0.5
Miscellaneous expenses, net	7.4	3.2
	$34.4	$27.2

ManpowerGroup
Consolidated Balance Sheets
(In millions)

	Sep. 30	Dec. 31
	2016	2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$503.1	$730.5
Accounts receivable, net	4,581.9	4,243.0
Prepaid expenses and other assets	112.1	119.0
Total current assets	5,197.1	5,092.5
Other assets:
Goodwill	1,284.1	1,257.4
Intangible assets, net	309.1	326.5
Other assets	776.6	694.0
Total other assets	2,369.8	2,277.9
Property and equipment:
Land, buildings, leasehold improvements and equipment	612.2	585.4
Less: accumulated depreciation and amortization	458.7	438.3
Net property and equipment	153.5	147.1
Total assets	$7,720.4	$7,517.5
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,945.0	$1,659.2
Employee compensation payable	216.3	211.4
Accrued liabilities	434.3	483.7
Accrued payroll taxes and insurance	620.6	613.8
Value added taxes payable	479.1	438.7
Short-term borrowings and current maturities of long-term debt	36.0	44.2
Total current liabilities	3,731.3	3,451.0
Other liabilities:
Long-term debt	839.7	810.9
Other long-term liabilities	676.6	563.1
Total other liabilities	1,516.3	1,374.0
Shareholders' equity:
ManpowerGroup shareholders' equity
Common stock	1.2	1.2
Capital in excess of par value	3,206.5	3,186.7
Retained earnings	2,221.5	1,966.0
Accumulated other comprehensive loss	(324.7)	(286.0)
Treasury stock, at cost	(2,712.5)	(2,243.2)
Total ManpowerGroup shareholders' equity	2,392.0	2,624.7
Noncontrolling interests	80.8	67.8
Total shareholders' equity	2,472.8	2,692.5
Total liabilities and shareholders' equity	$7,720.4	$7,517.5

ManpowerGroup
Consolidated Statements of Cash Flows
(In millions)

	Nine Months Ended
	September 30
	2016	2015
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$316.3	$295.3
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	64.0	57.1
Deferred income taxes	36.4	72.6
Provision for doubtful accounts	14.5	13.2
Share-based compensation	21.0	22.9
Excess tax benefit on exercise of share-based awards	(0.1)	(4.8)
Changes in operating assets and liabilities, excluding the impact of acquisitions:
Accounts receivable	(277.3)	(331.7)
Other assets	(54.1)	(10.3)
Other liabilities	281.8	168.5
Cash provided by operating activities	402.5	282.8
Cash Flows from Investing Activities:
Capital expenditures	(42.6)	(33.3)
Acquisitions of businesses, net of cash acquired	(56.9)	(240.7)
Proceeds from sales of investments, property and equipment	3.5	4.8
Cash used in investing activities	(96.0)	(269.2)
Cash Flows from Financing Activities:
Net change in short-term borrowings	(3.9)	(2.3)
Proceeds from long-term debt	—	453.9
Repayments of long-term debt	(6.3)	(1.9)
Payments for debt issuance costs	—	(2.5)
Payments of contingent consideration for acquisitions	(2.9)	—
Proceeds from share-based awards and other equity transactions	5.5	99.8
Other share-based award transactions	(6.6)	(1.4)
Repurchases of common stock	(462.6)	(523.2)
Dividends paid	(60.8)	(62.1)
Cash used in financing activities	(537.6)	(39.7)
Effect of exchange rate changes on cash	3.7	(20.6)
Change in cash and cash equivalents	(227.4)	(46.7)
Cash and cash equivalents, beginning of period	730.5	699.2
Cash and cash equivalents, end of period	$503.1	$652.5